UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 19, 2012

Stanley Furniture Company, Inc.

(Exact name of registrant as specified in its charter)

Commission File No. 0-14938

Delaware	54-1272589
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1641 Fairystone Park Highway Stanleytown, Virginia	24168
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (276) 627-2010

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

            On December 19, 2012, the Compensation Committee (the “Committee”) of the Company’s Board of Directors adopted the Company’s 2013 annual incentive compensation program (the “2013 Incentive Plan”) which is for corporate officers and key employees who can directly influence the Company’s financial results.  Under the 2013 Incentive Plan, the Company’s executive officers may receive a cash bonus based on the Company’s earnings (loss) before interest and taxes (“EBIT”).  The bonus would be a percentage of base salary for each executive officer.  The target bonus would be paid if the target performance is achieved.  A smaller bonus would be paid for performance between a threshold and the target.  A larger bonus could be paid (up to a maximum of 200% of the target bonus) for performance in excess of target.  No bonus will be paid if the threshold is not met.

            The Committee approved a target bonus of 100% of base salary for Glenn Prillaman, President and Chief Executive Officer of the Company, and 80% of base salary for Micah S. Goldstein, Chief Operating and Financial Officer of the Company.  The 2013 base salaries of Glenn Prillaman and Micah S. Goldstein will remain the same as in 2012.

SIGNATURES

                      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                                           STANLEY FURNITURE COMPANY, INC.

Date: December 21, 2012	By: /s/Micah S. Goldstein
Micah S. Goldstein
Chief Financial Officer